Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $270 MILLION ACCELERATED STOCK REPURCHASE AGREEMENT

TEMPE, Ariz., November 6, 2026 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it has entered into a new accelerated stock repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”), to repurchase $270 million of Align’s common stock under Align’s $1.0 billion stock repurchase program that was approved by Align’s Board of Directors in April 2025.

“This $270 million accelerated stock repurchase fulfills the share repurchase commitment we announced in July and is expected to bring our total 2026 share repurchases to approximately $500 million,” said John Morici, Align CFO and executive vice president, global finance. “This transaction reflects the confidence of our Board and management in Align’s long-term value. Our strong balance sheet and consistent cash generation profile provide us with the flexibility to return capital to stockholders while continuing to invest in the growth, innovation and productivity initiatives that support our long-term strategy.”

Under the terms of the ASR, Align will make a prepayment of $270 million to Goldman Sachs. The final number of shares to be repurchased will be based generally on the volume-weighted average price of Align common stock during the term of the ASR, less an agreed upon discount. The ASR transaction is expected to be completed on or about by December 29, 2026, although completion may occur earlier in certain circumstances. The ASR will be funded with Align’s cash on hand.

Following the $270 million ASR, Align expects approximately $330 million to remain available for future repurchases under the $1.0 billion stock repurchase program. As of September 30, 2026, Align had approximately $1.145 billion in cash and cash equivalents.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for approximately 307 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 29 years, Align has helped doctors treat approximately 24.2 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign System or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.

Forward-Looking Statements

This news release contains forward-looking statements including statements regarding Align’s expectations regarding the amount of its share repurchases during 2026, the expected completion date of the ASR transaction, the number of shares of common stock that will be repurchased under the ASR, Align's expectation that it will finance the ASR transaction with cash on hand, Align’s capital allocation priorities, ability to generate cash and strength of Align’s balance sheet, and ability to return capital to stockholders while continuing to invest in its business, and its expectations regarding long-term growth and performance, as well as other statements regarding the ASR. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission ("SEC") on February 27, 2026, and our latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which was filed with the SEC on November 4, 2026. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.